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      March 13, 2024

       Kirsten Spears
       Chief Financial Officer
       Broadcom Inc.
       3421 Hillview Ave
       Palo Alto, CA 94304

                                                        Re: Broadcom Inc.
                                                            Form 10-K
                                                            Filed December 14,
2023
                                                            Form 8-K
                                                            Filed December 7,
2023
                                                            File No 001-38449

       Dear Kirsten Spears:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




      Sincerely,


      Division of Corporation Finance

      Office of Manufacturing